Exhibit 4.1

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE, dated as of June 5, 2025 (this “First Supplemental Indenture”), by and among Lindblad Expeditions Holdings, Inc. (the “Issuer”), the other parties listed as New Guarantors on the signature pages hereto (each, a “New Guarantor” and, collectively, the “New Guarantors”) and Wilmington Trust, National Association., as trustee (in such capacity, the “Trustee”).

W I T N E S E T H

WHEREAS, the Issuer, the Trustee and the other parties thereto have heretofore executed and delivered an Indenture, dated as of May 2, 2023 (as amended, supplemented or otherwise modified from time to time, the “Indenture”), providing for the issuance by the Issuer of $275,000,000 aggregate principal amount of 9.000% Senior Secured Notes due 2028 (the “Notes”);

WHEREAS, pursuant to Section 9.01 of the Indenture, the Issuer and the Trustee are authorized to execute and deliver this First Supplemental Indenture; and

WHEREAS, all necessary acts have been done to make this First Supplemental Indenture a legal, valid and binding agreement of each New Guarantor in accordance with the terms of this First Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

Article I

Definitions

Section 1.1    Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

Article II

Agreement to be Bound

Section 2.1    Agreement to Guarantee. Each New Guarantor acknowledges that it has received and reviewed a copy of the Indenture and all other documents it deems necessary to review in order to enter into this First Supplemental Indenture, and acknowledges and agrees to (i) join and become a party to the Indenture as indicated by its signature below; (ii) be bound by the Indenture, as of the date hereof, as if made by, and with respect to, each signatory hereto; and (iii) perform all obligations and duties required of a Guarantor pursuant to the Indenture. Each New Guarantor hereby agrees to provide a Note Guarantee on the terms and subject to the conditions set forth in the Indenture, including, but not limited to, Article Ten thereof.

Section 2.2    Execution and Delivery. Each New Guarantor agrees that the Note Guarantee shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Note Guarantee on the Notes.

Article III

Miscellaneous

Section 3.1    Governing Law. THIS FIRST SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 3.2    Severability. In case any provision in this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 3.3    Ratification. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This First Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder heretofore or hereafter shall be bound hereby. The Trustee makes no representation or warranty as to the validity or sufficiency of this First Supplemental Indenture.

Section 3.4    Counterparts. The parties may sign any number of copies of this First Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this First Supplemental Indenture. The exchange of copies of this First Supplemental Indenture and of signature pages by facsimile or other electronic transmission shall constitute effective execution and delivery of this First Supplemental Indenture as to the parties hereto. Signatures of the parties hereto transmitted by facsimile or other electronic transmission shall be deemed to be their original signatures for all purposes.

Section 3.5    Effect of Headings. The headings herein are convenience of reference only and shall not affect the construction hereof.

Section 3.6    The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this First Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by each New Guarantor.

Section 3.7    Benefits Acknowledged. Each New Guarantor’s Note Guarantee is subject to the terms and conditions set forth in the Indenture. Each New Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this First Supplemental Indenture and that the guarantee and waivers made by it pursuant to its Note Guarantee and this First Supplemental Indenture are knowingly made in contemplation of such benefits.

Section 3.8    Successors. All agreements of each New Guarantor in this First Supplemental Indenture shall bind its successors, except as otherwise provided in this First Supplemental Indenture. All agreements of the Trustee in this First Supplemental Indenture shall bind its successors.

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed, all as of the date first above written.

ISSUER:

LINDBLAD EXPEDITIONS HOLDINGS, INC.

By:         /s/ Natalya Ivanovna Leahy
         Name:         Natalya Ivanovna Leahy
         Title:         Chief Executive Officer

NEW GUARANTORS:

LEX GALAPAGOS PARTNERS IV LLC

By:         /s/ Natalya Ivanovna Leahy
         Name:         Natalya Ivanovna Leahy
         Title:         Chief Executive Officer

TORCATT ENTERPRISES LIMITADA

By:         /s/ Natalya Ivanovna Leahy
         Name:         Natalya Ivanovna Leahy
         Title:         Legal Representative

OCEANADVENTURES S.A.

By:         /s/ Marcela Santillana del Río
         Name:         Marcela Santillana del Río
         Title:         General Manager of Repreocean

                           S.A.S General Manager of

                           OceanAdventures S.A

TRUSTEE:

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:         /s/ Sarah Vilhauer
         Name:         Sarah Vilhauer
         Title:         Assistant Vice President

[Signature Page to First Supplemental Indenture]